Exhibit 5.2

March 14, 2018

Edgewell Personal Care Company, Inc.
1350 Timberlake Manor Parkway
Chesterfield, Missouri 63017

Re: Post-Effective Amendment No. 1 to Registration Statement on Form S-8 for Shares of Common Stock, par value $0.01 per share, of Edgewell Personal Care Company

Ladies and Gentlemen:

I have acted as counsel to Edgewell Personal Care Company, a Missouri corporation (the “Company”), in connection with the preparation of a Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (the “Form S-8 Amendment”) under the Securities Act of 1933, as amended (the “Act”), which the Company is filing with the Securities and Exchange Commission with respect to certain shares (the “Shares”) of common stock of the Company, par value $0.01 per share, that may be issued under the Edgewell Personal Care Company 2018 Stock Incentive Plan (the “2018 Stock Incentive Plan”), such Shares having originally been authorized for issuance under the Energizer Holdings, Inc. Second Amended and Restated 2009 Incentive Stock Plan. The aggregate maximum number of such Shares being 11,654,011, all as further described in the “Explanatory Note” to the Form S-8 Amendment.

The opinions expressed herein are limited exclusively to the applicable provisions of the Missouri General and Business Corporation Law as currently in effect, and I express no opinion as to the effect of the laws of any other jurisdiction.

I have examined the Form S-8 Amendment and such documents and records of the Company as I have deemed necessary for the purpose of this opinion. In giving this opinion, I am assuming the authenticity of all instruments presented to me as originals, the conformity with originals of all instruments presented to me as copies, the authenticity of the originals of such copies and the genuineness of all signatures. As to various facts material to such opinion, I have, to the extent relevant facts were not independently established by me, relied on certificates of public officials and certificates and oaths and declarations of officers or other representatives of the Company.

Based upon and subject to the foregoing, I am of the opinion that any original issuance Shares that may be issued pursuant to the 2018 Stock Incentive Plan, upon the due execution by the Company of any certificates representing the Shares, the registration by its registrar of such Shares and the issuance thereof by the Company in accordance with the terms of the 2018 Stock Incentive Plan, and the receipt of consideration therefor in accordance with the terms of the 2018 Stock Incentive Plan, will be duly authorized, validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Form S-8 Amendment. I further consent to the filing of copies of this opinion with agencies of such states and other jurisdictions as the Company deems necessary in the course of complying with the laws of the states and jurisdictions as it deems necessary in the course of complying with the laws of the states and jurisdictions regarding the sale and issuance of the Shares in accordance with the Plan.

Very truly yours,
/s/ Jeffrey A. Gershowitz

Jeffrey A. Gershowitz
Deputy General Counsel